FOR IMMEDIATE RELEASE

CONTACT:

Mark Ravenstahl

Ansoft Corporation

TEL: 412.261.3200

FAX: 412.471.9427

EMAIL: mravenstahl@ansoft.com

ANSOFT CORPORATION REVENUE INCREASES 15%

NET INCOME INCREASES 69%

PITTSBURGH, PA - August 14, 2007 - Ansoft Corporation (NASDAQ: ANST) today announced financial results for its first quarter of fiscal 2008 ended July 31, 2007.

Revenue for the first quarter totaled $19.9 million, an increase of 15% compared to $17.3 million reported in the previous fiscal year's first quarter.

Operating income for the first quarter was $5.2 million representing an 84% increase when compared to operating income of $2.8 million in the previous fiscal year's first quarter.

On a generally accepted accounting principles (GAAP) basis, net income for the first quarter was $3.9 million, or $0.15 per diluted share, representing a 69% increase when compared to GAAP net income of $2.3 million, or $0.09 per diluted share in the previous fiscal year's first quarter.

GAAP net income for first quarter includes employee stock-based compensation expense of $0.2 million, or $0.01 per diluted share. This compares to employee stock-based compensation expense of $0.6 million, or $0.02 per diluted share in the previous fiscal year's first quarter.

Additionally, GAAP net income for both the current and previous year's first quarter includes acquisition related amortization of $0.3 million, or $0.01 per diluted share.

During the current quarter, the Company repurchased 853,632 shares of its common stock.

"We are pleased to report strong revenue and earnings growth for the first quarter," said Nicholas Csendes, Ansoft's President and CEO. "For the next fiscal quarter, we anticipate continued revenue growth of around 10-15%."

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to achieve first-pass system success when designing mobile communication and Internet-access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs) and electromechanical systems. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia and Europe.

This press release contains forward-looking statements including those related to revenue growth for the current fiscal year that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are based on management's current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statement, including, but not limited to, management's ability to forecast revenues and control expenses and the amount, timing and structure of software licenses.

For further information regarding risks and uncertainties associated with Ansoft's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of Ansoft's SEC filings, including, but not limited to, its annual report on Form 10-K for the fiscal year ended April 30, 2007 and quarterly reports on Form 10-Q, copies of which may be obtained at Ansoft's website at www.ansoft.com/about/investor/index.cfm.

All information in this release is as of August 14, 2007. Ansoft undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Ansoft's expectations.

Ansoft - Page 2

ANSOFT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three months ended July 31,
	2007	2006
Revenue
License	$ 9,658	$ 8,185
Service and other	10,253	9,138
Total revenue	19,911	17,323
Costs of revenue
License	136	120
Service and other	411	333
Total cost of revenue	547	453
Gross profit	19,364	16,870
Operating Expenses
Sales and marketing	7,617	7,478
Research and development	4,713	4,826
General and administrative	1,525	1,384
Amortization	290	346
Total operating expenses	14,145	14,034
Income from operations	5,219	2,836
Other income, net	831	815
Income before income taxes	6,050	3,651
Income tax expense	2,179	1,362
Net income	$ 3,871	$ 2,289
Net income per share
Basic	$ 0.16	$ 0.10
Diluted	$ 0.15	$ 0.09
Weighted average shares used in calculation
Basic	23,725	23,609
Diluted	25,859	26,174

- more -

Ansoft - Page 3

ANSOFT CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(unaudited)

	July 31,	April 30,
	2007	2007

Assets
Current assets
Cash and cash equivalents	$ 38,188	$ 49,356
Accounts receivable, net of allowance for doubtful
Accounts of $1,059 and $973, respectively	14,383	24,994
Deferred income taxes	4,055	1,441
Prepaid expenses and other current assets	2,499	2,566
Total current assets	59,125	78,357

Equipment and furniture, net of accumulated depreciation
of $7,286 and $7,019, respectively	2,450	2,514
Marketable securities	21,997	22,383
Other assets	156	155
Deferred income taxes	5,388	5,352
Goodwill	1,239	1,239
Other intangible assets, net	880	1,170
Total assets	$ 91,235	$ 111,170

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$ 258	$ 626
Accrued payroll	1,074	3,380
Accrued income taxes	324	603
Other accrued expenses	3,917	4,130
Current portion of deferred revenue	24,616	26,244
Total current liabilities	30,189	34,983
Accrued income taxes	3,325	-
Long-term portion of deferred revenue	1,081	1,404
Total liabilities	34,595	36,387

Stockholders' equity
Preferred stock , par value $0.01 per share; 1,000 shares
authorized, no shares outstanding	-	-
Common stock , par value $0.01 per share; 50,000 shares
authorized; issued 29,576 and 29,258 shares, respectively
and outstanding 23,420 and 23,956, respectively	296	293
Additional paid-in capital	88,115	85,754
Treasury stock, 6,156 and 5,302 shares, respectively	(73,443)	(49,176)
Accumulated other comprehensive loss	(1,075)	(964)
Retained earnings	42,747	38,876
Total stockholders' equity	56,640	74,783
Total liabilities and stockholders' equity	$ 91,235	$ 111,170

###